                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                           Consolidated Products, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           CONSOLIDATED PRODUCTS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 7, 2001


TO THE SHAREHOLDERS OF CONSOLIDATED PRODUCTS, INC.

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Consolidated Products, Inc. will be held at the Company's Corporate Office, 4th Floor, Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, on Wednesday, February 7, 2001 at 1:30 p.m., Eastern Standard Time, for the following purposes:

          1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be elected and qualified.

          2. To act upon an amendment to the Articles of Incorporation changing the name of the Company to The Steak n Shake Company.

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

          The Board of Directors has fixed the close of business on December 6, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

          We urge you to sign, date and mail the enclosed proxy in the envelope provided whether or not you expect to be present in person. You may revoke the proxy at any time prior to the time the proxy is exercised by filing with the Secretary of Consolidated Products, Inc. a properly executed instrument revoking such proxy, or by filing a properly executed proxy bearing a later date, or by attending the Annual Meeting and withdrawing your proxy and voting in person.



                                            By Order of the Board of Directors

                                            Mary E. Ham, Secretary

December 22, 2000
Indianapolis, Indiana



              PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT
                        PROMPTLY IN THE ENCLOSED ENVELOPE

                           CONSOLIDATED PRODUCTS, INC.
                              500 CENTURY BUILDING
                          36 SOUTH PENNSYLVANIA STREET
                           INDIANAPOLIS, INDIANA 46204
                                 (317) 633-4100

                                 PROXY STATEMENT
                       For Annual Meeting of Shareholders
                           To be Held February 7, 2001

          This proxy statement is furnished to the shareholders of Consolidated Products, Inc. (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's Corporate Office, 4th Floor, Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, on Wednesday, February 7, 2001, at 1:30 p.m., Eastern Standard Time, and at any adjournment thereof. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about December 22, 2000.

          Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. The enclosed proxy may be revoked by the person giving it at any time before it is voted by giving written notice to the Secretary of the Company.

OUTSTANDING COMMON STOCK

          The record date for shareholders entitled to vote at the Annual Meeting was December 6, 2000. At the close of business on that date, the Company had issued and outstanding 29,024,070 shares of Common Stock entitled to vote at the meeting. Unless otherwise stated, all references herein to numbers and prices of shares of Common Stock, options and capital appreciation shares of the Company have been adjusted to reflect all stock dividends and stock splits declared prior to the date of this proxy statement.

ACTION TO BE TAKE AT THE MEETING

          Unless the shareholder otherwise specifies in the proxy, the accompanying proxy will be voted (i) FOR the election, as directors of the Company, of the eight persons named under the caption "Election of Directors", and (ii) FOR the approval of an amendment to the Articles of Incorporation changing the name of the Company to The Steak n Shake Company.

QUORUM AND VOTING

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share registered in his/her name on the record date. Directors of the Company are elected by a plurality of the votes cast by the holders of the shares represented at the meeting. Abstentions, broker non-votes and instructions on the enclosed form of proxy to withhold authority to vote for one or more of the nominees will result in the nominee receiving fewer votes; however, the number of shares present for purposes of determining a quorum will not be reduced by such action. Other matters coming before the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal.

SHAREHOLDER PROPOSALS

          Shareholders may submit proposals for inclusion in the Company's proxy statement and form of proxy for shareholder action at the 2002 Annual Meeting of Shareholders if such proposals are in accordance with the regulations of the Securities and Exchange Commission and are received by the Company no later than September 7, 2001. Shareholder proposals may be presented at the Annual Meeting even though they do not comply with these procedures.

OWNERSHIP OF COMMON STOCK

          The following table shows the number and percentage of outstanding shares of Common Stock beneficially owned as of December 6, 2000 by each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company:


                                                       Amount and Nature of
          Name & Address of Beneficial Owner         Beneficial Ownership (1)     Percent of Class
          ----------------------------------         ------------------------     ----------------
          E. W. Kelley                                      3,638,790 (2)(3)             12.5%
          131 Woden Way, S.E.
          Winter Haven, FL 33884

          Kelley & Partners, Ltd.                           2,030,805 (4)                 7.0%
          36 South Pennsylvania Street, Suite 550
          Indianapolis, IN 46204

          Capital Research & Management Co.                 1,718,750                     5.9%
          SMALLCAP World Fund, Inc.
          333 South Hope Street
          Los Angeles, CA  90071

(1) THIS TABLE IS BASED UPON INFORMATION SUPPLIED BY DIRECTORS AND EXECUTIVE OFFICERS, SCHEDULES 13D AND 13G, IF ANY, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INFORMATION SUPPLIED BY THE COMPANIES LISTED ABOVE.

(2) INCLUDES SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS UNDER THE COMPANY'S STOCK OPTION PLANS. SEE "AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR END OPTION VALUES."

(3) INCLUDES 68,269 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS; 556,235 SHARES OWNED DIRECTLY BY MR. KELLEY; 2,030,805 SHARES OWNED OF RECORD AND BENEFICIALLY BY KELLEY & PARTNERS, LTD.; 565,448 SHARES AND 44,044 SHARES OWNED BY KELLEY, INC. AND KAHM, INC., RESPECTIVELY, BOTH OF WHICH ARE CORPORATIONS CONTROLLED BY MR. KELLEY, AND 373,989 SHARES OWNED BY ARAMIAN, KELLEY & CONSOLIDATED, LTD., AN INDIANA LIMITED PARTNERSHIP OF WHICH MR. KELLEY IS MANAGING GENERAL PARTNER.

(4) MR. KELLEY AND MS. S. SUE ARAMIAN ARE MANAGING GENERAL PARTNERS AND MR. JAMES WILLIAMSON, JR. IS A GENERAL PARTNER OF KELLEY & PARTNERS, LTD.

          The following table shows the total number of shares of Common Stock beneficially owned as of December 6, 2000, and the percentage of Common Stock so owned as of that date, with respect to (i) each director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:


                                                        Amount and Nature of
         Name of Beneficial Owner                       Beneficial Ownership (1)          Percent of Class
         ------------------------                       ------------------------          ----------------
         S. Sue Aramian                                 2,445,963 (2)(3)(4)                    8.4%
         James W. Bear                                     506,950 (5)                         1.7%
         Alan B. Gilman                                    401,006 (6)                         1.4%
         Stephen Goldsmith                                   2,200 (7)                           *
         E. W. Kelley                                    3,638,790 (3)(8)                     12.5%
         Charles E. Lanham                                 435,194 (9)                         1.5%
         Gary T. Reinwald                                  369,799 (10)                        1.3%
         J. Fred Risk                                      176,503 (11)                          *
         John W. Ryan                                       17,443 (12)                          *
         Gary S. Walker                                     25,590 (13)                          *
         James Williamson, Jr.                           2,289,128 (3)(14)                     7.9%
         All directors and executive officers
         as a group (20 persons)                        6 ,621,576 (15)                       22.8%

         *LESS THAN 1%.

(1) INCLUDES SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS UNDER THE COMPANY'S STOCK OPTION PLANS.

(2) INCLUDES 60,218 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

(3) INCLUDES 2,030,805 SHARES OWNED OF RECORD AND BENEFICIALLY BY KELLEY & PARTNERS, LTD.

(4) INCLUDES 74,585 SHARES OWNED OF RECORD AND BENEFICIALLY BY KING COLA, INC., WHICH REPRESENTS MS. ARAMIAN'S BENEFICIAL INTEREST IN THE COMPANY'S SHARES HELD BY THAT CORPORATION. MS. ARAMIAN IS AN OFFICER AND DIRECTOR OF KING COLA, INC.

(5) INCLUDES 47,532 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 97,259 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. BEAR'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

(6) INCLUDES 98,203 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

(7) INCLUDES 1,320 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

(8) INCLUDES 68,269 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS AND 1,539,716 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. KELLEY AND HIS AFFILIATES, KELLEY, INC., KAHM, INC., AND ARAMIAN, KELLEY AND CONSOLIDATED, LTD.

(9) INCLUDES 12,905 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 10,928 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. LANHAM'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

(10) INCLUDES 54,863 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

(11) INCLUDES 10,748 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 7,726 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. RISK'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP, AND 43,687 SHARES OWNED BY MR. RISK'S AFFILIATE, CANTERBURY CORPORATION.

(12) INCLUDES 8,368 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

(13) INCLUDES 7,590 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

(14) INCLUDES 12,905 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 19,011 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. WILLIAMSON'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

(15) INCLUDES 513,122 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS HELD BY ALL DIRECTORS AND OFFICERS AS A GROUP.

          Section 16(a) of the Securities Exchange Act of 1934 sets forth certain filing requirements relating to securities ownership by directors, executive officers and 10% shareholders of a publicly held company. To the Company's knowledge, based on representations of its directors and executive officers and copies of their respective reports filed with the Securities and Exchange Commission, all filing requirements were satisfied by each such person during the fiscal year ended September 27, 2000.

MISCELLANEOUS

          The entire cost of soliciting proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or personal interview at the expense of the Company. The Company will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this proxy statement and the accompanying form of proxy to beneficial owners and will reimburse such record holders for their reasonable expense in forwarding solicitation material.

                            1. ELECTION OF DIRECTORS

          Eight directors will be elected to serve until the next Annual Meeting and until their respective successors shall have been duly elected and qualified. Each of the nominees is currently a director of the Company, and each was elected at the Annual Meeting of Shareholders held February 9, 2000.

          At the time of the Annual Meeting, if any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, amends the Company's Bylaws to reduce the number of directors.

         The nominees for the Board of Directors of the Company are listed below, along with the age, tenure as director and business background for at least the last five years for each:


                                    Served As
     Name                  Age   Director Since                               Business Experience
     ----                  ---   --------------                               -------------------
S. Sue  Aramian            68       1981            Vice Chairwoman of the Company since 1990; Managing General Partner of Kelley &
                                                    Partners, Ltd. since 1974.

Alan B. Gilman             70       1992            President and Chief Executive Officer of the Company since 1992.

Stephen Goldsmith          54       1999            Partner, Baker & Daniels, a law firm headquartered in Indianapolis; Chairman of
                                                    NetGov.com; member of the Board of Directors of The Finish Line, Inc.; Chairman
                                                    of the Manhattan Institute's Center for Civic Innovation; Mayor of Indianapolis,
                                                    Indiana from 1992 through 1999.

E. W. Kelley               83       1981            Chairman of the Company since 1984; Managing General Partner of Kelley &
                                                    Partners, Ltd. since 1974.

Charles E. Lanham          68       1971            Chairman of the Board of Directors of Overhead Door Company of Indianapolis,
                                                    Inc.; Vice Chairman of Klipsch Lanham Investments.

J. Fred Risk               72       1971            Chairman of the Board of Directors of Sovereign Group, Inc.

John W. Ryan               71       1996            Chancellor for the State University of New York Systems from 1996 through 1999;
                                                    President of Indiana University from 1971 through 1987.

James Williamson, Jr.      69       1985            Former President and Chief Executive Officer of the Company from April 1985 to
                                                    July, 1990; General Partner of Kelley & Partners, Ltd. since 1985.

There is no family relationship among any of the nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

          The Board of Directors, which held seven meetings and acted one time by written consent during fiscal 2000, has six standing committees: an Executive Committee, a Personnel/Benefits Committee, an Audit Committee, a Stock Option Committee, an Employee Stock Purchase Committee and an Investment Committee.

          The Executive Committee may exercise all of the powers of the Board of Directors in the management of the affairs of the Company to the extent permitted by law. The Executive Committee also performs the functions of a compensation committee in setting guidelines for the administration of salaries and incentive compensation plans, including awards under the Company's Capital Appreciation Plan, and otherwise determining compensation levels. See "Report of the Executive Committee." During the fiscal year ended September 27, 2000, the Executive Committee met one time and acted several times by written consent. Mr. Kelley serves as Chairman and Messrs. Gilman, Risk and Williamson serve as members of the Executive Committee.

          The Audit Committee, among other duties, serves in an oversight role intended to ensure the integrity and objectivity of the Company's financial reporting process. The Committee meets with representatives of management and the independent auditors to review matters of a material nature related to auditing, financial reporting, internal accounting controls and audit results. The Audit Committee is also responsible for making recommendations to the Board of Directors concerning the selection of the Company's independent auditors. During the fiscal year ended September 27, 2000, the Audit Committee met twice. Mr. Risk serves as Chairman of the Committee and Messrs. Goldsmith, Lanham and Ryan serve as members.

          The Stock Option Committee directs the administration of the Company's employee stock option plans in accordance with the terms of the plans. During fiscal 2000, the Stock Option Committee acted on two occasions by written consent. Dr. Ryan serves as Chairman of the Committee and Messrs. Lanham and Williamson are members of the Committee.

          The Personnel/Benefits Committee recommends personnel policies and employee benefit plans, administers the Company's Profit Sharing Plan and performs such other functions with respect to personnel and benefit matters as may be requested by the Board of Directors. The Personnel/Benefits Committee met one time during fiscal 2000. Mr. Lanham is Chairman of the Committee and Mr. Ryan is a member, together with Mr. James W. Bear, Senior Vice President and Treasurer, Mr. Gary T. Reinwald, Senior Vice President, Mr. Robert L. Grimm, Vice President, Human Resources, and Ms. B. Charlene Boog, Associate Vice President, Administration. Mr. Kelley and Mr. Gilman are ex officio members of the Committee.

          The Employee Stock Purchase Committee directs the administration of the Company's Employee Stock Purchase Plan in accordance with the terms of the Plan. Mr. Risk serves as Chairman of the Committee and Messrs. Lanham and Bear are members of the Committee.

          The Investment Committee establishes investment guidelines for the Company's Profit Sharing Plan and manages the investment of the assets of the Plan. During fiscal 2000, the Investment Committee met one time. Ms. Aramian and Messrs. Gilman and Bear are members of the Committee.

          No director attended less than 80% in the aggregate of (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he or she served.

COMPENSATION OF DIRECTORS

          Directors receive an annual fee of $16,000 plus $2,000 per board meeting and $800 per telephonic board meeting and committee meeting attended. Mr. Risk is paid an additional annual fee of $3,500 for services as a member of the Executive Committee. Mr. Williamson is paid as a consultant for certain administrative services at an annual fee of $12,000, subject to termination by the Company at any time. Mr. Williamson's compensation for services as a member of the Executive Committee is included in his consultant fee. Directors who are officers of the Company are not paid for their services as directors. In the fiscal year ended September 27, 2000, the total compensation paid to nonemployee directors was $211,600. In addition, the ordinary and necessary expenses of members of the Board of Directors incurred in attending board and committee meetings are paid by the Company.

          The Company also believes in compensating its directors partly on the basis of the Company's success in increasing the value of its stock. Consequently, an important part of director's compensation is from stock options and the increase in their value. The Company has had nonemployee director stock option plans (the "Plans") in place since 1990, which provide for the non-discretionary grant of nonqualified stock options to nonemployee directors of the Company at a price equal to the fair market value of the Common Stock on the date of grant. Options outstanding under the plans are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant until fully exercisable. The options expire five years from the date of grant.

          Options for the purchase of an aggregate of 25,782 shares of Common Stock were issued pursuant to the 1998 Plan, which was approved by the shareholders on February 11, 1998. As of December 6, 2000, former directors Alva
T. Bonda and Neal Gilliatt, and Messrs. Lanham, Risk, Ryan and Williamson each held options to purchase 4,297 shares at an option price of $11.20 per share. No options granted under this Plan have been exercised.

          Options for the purchase of an aggregate of 24,750 shares of Common Stock were issued on October 16, 1998, with each non-employee director abstaining as to the grant to himself. As of December 6, 2000, Messrs Bonda, Gilliatt, Lanham, Risk, Ryan and Williamson each held options to purchase 4,125 shares at an option price of $12.09 per share. No options granted under this Plan have been exercised.

          Options for the purchase of an aggregate of 19,800 shares of Common stock were issued on November 10, 1999, with each non-employee director abstaining. As of December 6, 2000, Messrs. Gilliatt, Goldsmith, Lanham, Risk, Ryan and Williamson each held options to purchase 3,300 shares at an option price of $11.08 per share. No options granted under this Plan have been exercised.

MANAGEMENT RELATIONSHIPS AND RELATED TRANSACTIONS

          During fiscal 2000, the Company paid $168,000 to Kelley & Partners, Ltd. ("KPL") for management and administrative services and certain office expenses. Consolidated Specialty Restaurants, Inc., a subsidiary of the Company, leases one restaurant property from KPL. The term of this lease extends to September 30, 2002, and the annual rent paid by Consolidated Specialty Restaurants to KPL is $39,000. Mr. E. W. Kelley, Chairman, and Ms. S. Sue Aramian, Vice Chairwoman of the Company, are Managing General Partners of KPL; Mr. Williamson, a director of the Company, is a General Partner of KPL, and Mr. Lanham, also a director of the Company, is a Limited Partner of KPL. Mr. Wayne
L. Kelley, a General Partner of KPL and son of Mr. E. W. Kelley, is a director of Steak n Shake, Inc., a subsidiary of the Company.

          The Company granted exclusive franchise rights in 1991 to Kelley Restaurants, Inc., for development of Steak n Shake restaurants in the Atlanta, Georgia and Charlotte, North Carolina markets. The franchisee currently operates twelve restaurants in Atlanta, Georgia and two in Charlotte, North Carolina. Kelley & Partners, Ltd. and Mr. E. W. Kelley, together, own a controlling interest in Kelley Restaurants, Inc. Mr. E. W. Kelley, Mr. Wayne L. Kelley and Ms. S. Sue Aramian serve as officers and directors. Mr. Williamson and Mr. Gilman also serve as directors of Kelley Restaurants, Inc.

          Steak n Shake, Inc., a subsidiary of the Company, receives certain annual incentive and promotional fees from its soft drink supplier. Under a termination agreement with a former distributor, King Cola, Inc., the Company agreed to share a portion of the incentive fees, not to exceed $60,000 per year, with the former distributor. During fiscal 2000, a payment of $60,000 was made to King Cola, Inc. pursuant to this agreement. Ms. Aramian and Mr. Wayne L. Kelley are officers, directors and shareholders of King Cola, Inc.

          The Board of Directors believes that the transactions described above were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

COMPENSATION OF EXECUTIVE OFFICERS

          The following table shows the compensation paid to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") for the last three fiscal years.

                                                      SUMMARY COMPENSATION TABLE
  -------------------------------------------------------------------------------------------------------------------------
                                             Annual Compensation              Long-Term Compensation
  -------------------------------------------------------------------------------------------------------------------------
                                                                           Restricted                            All Other
                              Fiscal     Salary ($)       Bonus ($)       Stock Awards      Stock Options    Compensation ($)
                              Year                                          ($) (1)            (#) (2)              (3)
  -------------------------------------------------------------------------------------------------------------------------
  Alan B. Gilman (4)          2000      $ 417,460            None               None             None            $ 19,445
  President and Chief         1999      $ 376,835       $ 150,000          $ 172,600           44,440            $ 16,791
  Executive Officer           1998      $ 346,365       $ 200,000          $ 198,650           35,200            $ 17,391
  -------------------------------------------------------------------------------------------------------------------------
  E. W. Kelley (5)            2000      $ 310,000            None               None             None            $ 16,605
  Chairman                    1999      $ 110,000       $ 200,000               None           37,125            $ 21,316
                              1998      $ 110,000       $ 190,000               None           24,750            $ 24,975
  -------------------------------------------------------------------------------------------------------------------------
  James W. Bear               2000      $ 210,290            None               None             None            $ 11,035
  Senior Vice President       1999      $ 190,000      $   37,422          $ 110,500           20,753            $ 12,074
  and Treasurer               1998      $ 179,690      $   58,140          $ 126,400           15,485            $ 11,944
  -------------------------------------------------------------------------------------------------------------------------
  Gary T. Reinwald            2000      $ 210,290            None               None            8,428            $ 11,063
  Senior Vice President       1999      $ 190,000      $   37,123          $ 110,500           20,715            $ 12,361
                              1998      $ 179,690      $   57,006          $ 126,400           14,427            $ 12,941
  -------------------------------------------------------------------------------------------------------------------------
  Gary S. Walker (6)          2000      $ 176,230            None               None             None            $  7,377
  Senior Vice President       1999      $ 160,000      $   30,835          $  69,000            6,600            $  2,783
                              1998      $  42,000      $   20,400          $  77,990            8,250            $    907
  -------------------------------------------------------------------------------------------------------------------------

          (1) THE AMOUNTS SHOWN IN THIS COLUMN REPRESENT THE MARKET VALUE OF THE RESTRICTED STOCK AWARDED UNDER THE COMPANY'S CAPITAL APPRECIATION PLAN AND WERE CALCULATED BY MULTIPLYING THE CLOSING MARKET PRICE OF THE COMPANY'S COMMON STOCK ON THE DATE OF AWARD BY THE NUMBER OF SHARES AWARDED. THE NUMBER AND VALUE OF THE AGGREGATE UNVESTED RESTRICTED STOCK HOLDINGS OF EACH OF THE NAMED EXECUTIVE OFFICERS ARE AS FOLLOWS: MR. GILMAN, 28,875 SHARES ($371,250); MR. BEAR, 18,425 SHARES ($236,900); MR. REINWALD,
               18,425 SHARES ($236,900) AND MR. WALKER, 11,000 SHARES
               ($147,090). MR. KELLEY HOLDS NO UNVESTED RESTRICTED STOCK AND HAS DECLINED GRANTS UNDER THE CAPITAL APPRECIATION PLAN SINCE 1991. THE SHARES OF COMMON STOCK ARE ISSUED AT THE TIME OF THE AWARD; HOWEVER, THESE SHARES MAY NOT BE TRANSFERRED DURING A PERIOD OF THREE YEARS THEREAFTER AND ARE FORFEITED TO THE COMPANY IF THE GRANTEE IS NOT EMPLOYED BY THE COMPANY (EXCEPT FOR REASONS OF RETIREMENT, PERMANENT DISABILITY OR DEATH) AT THE END OF THE PERIOD. THE AMOUNTS DO NOT REFLECT THE CASH VALUE OF BOOK UNITS AWARDED IN TANDEM WITH THE RESTRICTED COMMON STOCK, WHICH REPRESENT THE NET CHANGE IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK AS ADJUSTED FOR STOCK DIVIDENDS AND SPLITS FROM THE DATE OF AWARD TO THE DATE OF VESTING. THE RECIPIENT OF THE AWARD IS ENTITLED TO ANY DIVIDENDS PAID ON OUTSTANDING COMMON STOCK SUBSEQUENT TO THE DATE OF THE AWARD.

          (2) OPTIONS GRANTED UNDER THE EMPLOYEE STOCK OPTION PLANS PROVIDE FOR A RELOAD OPTION (THE "RELOAD OPTION") IN THE EVENT THE OPTIONEE SURRENDERS OTHER SHARES OF THE COMPANY'S COMMON STOCK IN PAYMENT FOR OPTION SHARES, IN WHOLE OR IN PART. ANY SUCH RELOAD OPTION
               (I) WILL BE FOR A NUMBER OF SHARES EQUAL TO THE NUMBER OF SHARES SO SURRENDERED; (II) WILL HAVE AN EXPIRATION DATE WHICH IS 5 YEARS FROM THE RELOAD OPTION ISSUANCE DATE; (III) WILL BE FULLY EXERCISABLE ON THE DATE OF GRANT; AND (IV) WILL HAVE AN EXERCISE PRICE EQUAL TO THE AVERAGE MARKET PRICE OF THE COMPANY'S COMMON STOCK ON THE FIVE (5) BUSINESS DAYS BEFORE THE SHARES WERE SURRENDERED TO EXERCISE THE OPTION. THERE IS NO RELOAD OPTION WITH RESPECT TO THE EXERCISE OF A RELOAD

               OPTION. MR. GILMAN'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 27,500 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 7,700 SHARES ON APRIL 14, 1998. HIS 1999 STOCK OPTION GRANTS INCLUDE THE GRANT OF OPTIONS FOR 13,750 SHARES AND 27,500 SHARES ON OCTOBER 16, 1998 AND MAY 6, 1999, RESPECTIVELY, AND THE GRANT OF A RELOAD OPTION FOR 3,190 SHARES ON APRIL 2, 1999. MR. BEAR'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 11,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 4,485 SHARES ON DECEMBER 26, 1997. HIS 1999 STOCK OPTION GRANTS INCLUDE THE GRANT OF OPTIONS FOR 5,500 SHARES AND 11,000 SHARES ON OCTOBER 16, 1998 AND MAY 6, 1999, RESPECTIVELY, AND THE GRANT OF RELOAD OPTIONS FOR 2,782 SHARES AND 1,471 SHARES ON DECEMBER 9, 1998 AND JUNE 7, 1999, RESPECTIVELY. MR. REINWALD'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 11,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF RELOAD OPTIONS FOR 1,770 SHARES AND 1,657 SHARES ON DECEMBER 29, 1997 AND JUNE 9, 1998, RESPECTIVELY. HIS 1999 STOCK OPTION GRANTS INCLUDE THE GRANT OF OPTIONS FOR 5,500 SHARES AND 11,000 SHARES ON OCTOBER 16, 1998 AND MAY 6, 1999, RESPECTIVELY, AND THE GRANT OF A RELOAD OPTION FOR 4,215 SHARES ON JANUARY 27, 1999. INFORMATION REGARDING THE FISCAL 2000 STOCK OPTION GRANTS TO THE NAMED EXECUTIVE OFFICERS IS SET FORTH IN THE OPTION/SAR GRANTS IN LAST FISCAL YEAR TABLE, WHICH FOLLOWS.

          (3) INCLUDES (I) AMOUNTS PAYABLE PURSUANT TO THE COMPANY'S EXECUTIVE MEDICAL REIMBURSEMENT PLAN WHICH PROVIDES FOR PAYMENT OF CERTAIN MEDICAL EXPENSES, AS DEFINED, UP TO $3,500 FOR EACH PLAN YEAR ENDING OCTOBER 31, (II) AMOUNTS PAID BY THE COMPANY FOR OR ON BEHALF OF EACH EXECUTIVE WITH RESPECT TO GROUP LIFE INSURANCE PREMIUMS FOR COVERAGE IN EXCESS OF $50,000, AND (III) AMOUNTS OF ANNUAL CONTRIBUTIONS BY THE COMPANY FOR THE ACCOUNT OF THE NAMED EXECUTIVE OFFICERS UNDER THE COMPANY'S PROFIT SHARING PLAN.

          (4) THE COMPANY HAS AGREED THAT IF MR. GILMAN LEAVES THE COMPANY'S EMPLOYMENT FOR ANY REASON OTHER THAN RETIREMENT OR TERMINATION BY THE COMPANY FOR CAUSE, HE WILL BE PAID AT HIS BASE COMPENSATION RATE ON THE DATE OF TERMINATION FOR A PERIOD OF NINE MONTHS THEREAFTER.

          (5) MR. KELLEY'S FISCAL 2000 SALARY INCLUDES A ONE-TIME SUPPLEMENTAL PAYMENT OF $200,000 IN RECOGNITION OF HIS EXTRAORDINARY EFFORTS ON BEHALF OF THE COMPANY DURING THE PAST YEAR.

          (6) MR. WALKER JOINED THE COMPANY ON MAY 26, 1998. HIS 1998 SALARY REFLECTS A PARTIAL YEAR.


          The following table presents certain information for the Named Executive Officers relating to stock option grants during fiscal 2000 under the Company's Employee Stock Option Plans:


                                           OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                           --------------------------------------

                                            Percentage Of                                          Potential Realizable
                                            Total Options                                          Value at Assumed Annual
                           Number of        Granted To                                             Rates of Stock Price
                           Options          Employees In     Exercise Price       Expiration       Appreciation for Option Term (2)
          Name             Granted (1)      Fiscal 2000       ($ per share)         Date            5% ($)     10% ($)
          ----             -------          -----------      --------------       ----------        ------     -------
     Alan B. Gilman          None               N/A              N/A                 N/A               N/A          N/A

     E. W. Kelley            None               N/A              N/A                 N/A               N/A          N/A

     James W. Bear           None               N/A              N/A                 N/A               N/A          N/A

     Gary T. Reinwald        8,428              4.5%             10.59               2/1/05            24,700       54,530

     Gary S. Walker          None               N/A              N/A                 N/A               N/A          N/A

          (1) OPTIONS GRANTED UNDER THE COMPANY'S EMPLOYEE STOCK OPTION PLAN MAY BE EITHER NONQUALIFIED OPTIONS OR INCENTIVE OPTIONS AT THE DISCRETION OF THE STOCK OPTION COMMITTEE. NO OPTIONS WERE GRANTED BY THE BOARD OF DIRECTORS TO EXECUTIVE OFFICERS OF THE COMPANY IN FISCAL 2000. THE SHARES SHOWN FOR MR. REINWALD IN THE TABLE ARE RELOAD OPTION SHARES. SEE FOOTNOTE 2 TO THE SUMMARY COMPENSATION TABLE, ABOVE.

          (2) THE DOLLAR AMOUNTS UNDER THESE COLUMNS ARE THE RESULT OF CALCULATIONS AT THE 5% AND 10% RATES SET BY THE SECURITIES AND EXCHANGE COMMISSION AND ARE NOT A RELIABLE FORECAST OF POSSIBLE FUTURE APPRECIATION, IF ANY, OF THE COMPANY'S STOCK PRICE. THE COMPANY'S PER SHARE STOCK PRICE WOULD BE $13.52 AND $ 17.06 IF INCREASED BY 5% AND 10%, RESPECTIVELY, COMPOUNDED ANNUALLY OVER A FIVE-YEAR OPTION TERM ON A GRANT PRICE OF $10.59.


          The following table presents certain information for the Named Executive Officers relating to exercises of stock options during fiscal year 2000 under the Company's Employee Stock Option Plans and, in addition, information relating to the valuation of unexercised stock options:


                                                    AGGREGATED OPTION EXERCISES IN
                                             FISCAL 2000 AND FISCAL YEAR END OPTION VALUES
                                             ---------------------------------------------

                                                                  Number of Shares Underlying       Value of Shares Underlying
                                                                  Unexercised Options At            Unexercised Options At
                             Number of            Dollar          September 27, 2000                September 27, 2000 (1)
                             Shares Acquired      Value           ---------------------------       -----------------------------
       Name                  On Exercise          Realized (1)    Exercisable   Unexercisable        Exercisable    Unexercisable
       ----                  -----------          --------        -----------   -------------        -----------    -------------
Alan B. Gilman                 4,991                $  9,034           95,453         40,906              nil             nil

E. W. Kelley                  20,797                $ 24,748           65,794         36,471              nil             nil

James W. Bear                 14,558                $ 26,350           46,432         16,877              nil             nil

Gary T. Reinwald              14,558                $ 26,350           53,763         16,878              nil             nil

Gary S. Walker                None                    N/A               7,590          7,260              nil             nil

          (1) BASED ON THE NEW YORK STOCK EXCHANGE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON SEPTEMBER 27, 2000, OF $7.94 PER SHARE.

          The following table sets forth awards of restricted Common Stock made to the Named Executive Officers in fiscal 2000 under the Company's Capital Appreciation Plan:


                                         LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
                                         ---------------------------------------------------

                                                                     Performance Or
                                        Number of                    Other Period
                                        Shares, Units                Until Maturation       Expiration of
               Name                     Or Other Rights (1)          Or Payment (1)         Forfeiture Period
               ----                     -------------------          --------------         -----------------
          Alan B. Gilman                 None                             N/A                      N/A

          E. W. Kelley                   None                             N/A                      N/A

          James W. Bear                  None                             N/A                      N/A

          Gary T. Reinwald               None                             N/A                      N/A

          Gary S. Walker                 None                             N/A                      N/A

          (1) AWARDS UNDER THE COMPANY'S 1997 CAPITAL APPRECIATION PLAN CONSIST OF RESTRICTED COMMON STOCK AND BOOK UNITS. THE SHARES OF COMMON STOCK ARE ISSUED AT THE TIME OF THE AWARD; HOWEVER, THESE SHARES MAY NOT BE TRANSFERRED DURING A PERIOD OF THREE YEARS THEREAFTER AND ARE FORFEITED TO THE COMPANY IF THE GRANTEE IS NOT EMPLOYED BY THE COMPANY (EXCEPT FOR REASON OF RETIREMENT, PERMANENT DISABILITY OR DEATH) AT THE END OF THE PERIOD. BOOK UNITS AWARDED IN TANDEM WITH THE RESTRICTED COMMON STOCK ARE CASH AWARDS PAID TO THE GRANTEE AT THE END OF THE FORFEITURE PERIOD AND REPRESENT THE NET CHANGE IN BOOK VALUE PER SHARE OF THE COMMON STOCK AS ADJUSTED FOR STOCK DIVIDENDS AND SPLITS FROM THE DATE OF AWARD TO THE DATE OF VESTING. THE TERM OF THE COMPANY'S 1997 CAPITAL APPRECIATION PLAN WAS EXTENDED TO DECEMBER 31, 2001 BY ACTION OF THE COMPANY'S BOARD OF DIRECTORS ON NOVEMBER 10, 1999.

REPORT OF THE EXECUTIVE COMMITTEE

          The compensation of the Company's executive officers, including awards under the Company's Capital Appreciation Plan and Stock Option Plans, is determined by the Board of Directors, generally upon recommendation of the Executive Committee (the "Committee"). See "Committee Interlocks and Insider Participation." The following report with respect to certain cash and stock compensation paid or awarded to the Company's executive officers, including the Named Executive Officers, during fiscal 2000 is furnished by the directors who comprise the Executive Committee.

GENERAL POLICIES

          The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the high level management talent required to achieve corporate objectives and, thereby, increase shareholder value. It is the Company's policy to provide cash and stock incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the success of the Company's business. To attain these objectives, the Company's Executive Compensation Program includes a competitive base salary, coupled with an added cash incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of predetermined financial and operational objectives. In addition, awards are made under the Company's Capital Appreciation Plan to a select group of management, which includes certain of the Named Executive Officers, and under the Company's Employee Stock Option Plan to a broader group of management employees, including the Named Executive Officers, based upon the potential contributions of each to the long-term profitability and growth of the Company's business. As a general matter, as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by the attainment of defined financial and/or operational performance objectives and accomplishment of the individual objectives of the executive established at the beginning of the fiscal year. In addition, all eligible Company employees, including its eligible executive officers, participate in the Profit Sharing Plan. Subject to the discretion of the Board of Directors, the Company makes annual contributions to a trust for the benefit of employees participating in the Profit Sharing Plan.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

          From time to time, the Executive Committee establishes, subject to the approval of the Board of Directors, the salaries which will be paid to the Company's executive officers. In setting base salaries, the Executive Committee takes into account a number of factors, including competitive compensation data, the extent to which an individual may participate in the incentive compensation plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

          The Committee also determines, with the approval of the Board of Directors, the terms of the Company's Incentive Bonus Plan in which the executive officers participate. In doing so, the Committee reviews management's plans for the Company's growth and profitability, determines the criteria for bonus awards, and recommends to the Board the levels of target and maximum awards for participants and the level of attainment of financial performance objectives necessary for awards to be made under the Plan.

          In connection with the compensation determinations to be made, the Company utilizes the Hay Guide Chart-Profile Method of Job Evaluations developed by Hay Management Consultants, a nationally recognized compensation consulting firm, to evaluate and rank executive and management positions within the Company. This Guide Chart-Profile method of measuring job content, as updated from time to time, together with the Towers Perrin Annual Chain Restaurant Compensation survey, serve as reference points for the Committee and the Board of Directors in establishing compensation programs for the Company's executive officers and other management which are competitive within the industry and appropriate to the Company's objectives. Other studies may also used as they become available.

          For fiscal 2000, none of the Company's executive officers received compensation pursuant to the Company's annual Incentive Bonus Plan. Each year the Board establishes, in advance, a targeted profit growth goal. Each executive job classification has a specific bonus percentage level based on the job rating (as explained above). Bonuses are determined based on the Company's actual earnings results as compared to the targeted profit goal. No bonus is paid for performance below the target. Bonus payments escalate as high as 4 times the bonus percentage level, however, for increases substantially above the targeted profit goal. In fiscal 2000, the Company did not achieve the targeted profit growth goal set by the Board.

STOCK OPTION AWARDS

          Stock options are granted to key employees, including the Named Executive Officers, by the Stock Option Committee under the Company's Stock Option Plans (the "Plans"). The number of shares subject to options granted to each individual generally depends upon his or her base salary and level of management responsibility. The largest grants are awarded to the employees, who, in the view of the Stock Option Committee, have the greatest potential to impact the Company's profitability and growth. Options under the Plans may be either incentive stock options or nonqualified stock options at the discretion of the Committee, and except as described below, are granted at an exercise price equal to 100% of the fair market value on the date of grant. Incentive options granted to Mr. Kelley are granted at an exercise price equal to 110% of the fair market value on the date of the grant, as required by
Section 422A of the Internal Revenue Code. The Stock Option Committee has discretion, as limited by the Plans, as to the duration of the option exercise period and the vesting of the right to exercise within that period. Options currently outstanding under the Plans are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant thereafter until fully exercisable, with the exception of Reload Options, which are fully exercisable on the date of the grant. Current options expire five years from the date of grant. Stock option awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

RESTRICTED STOCK AWARDS

          Restricted stock awards under the Company's Capital Appreciation Plan are granted by the Board of Directors, upon recommendation of the Executive Committee, to executive officers and key employees of the Company. The number of restricted shares and book units awarded are intended to serve as a retention vehicle and are based on the Board's evaluation of the contributions of each grantee to the long-term profitability and growth of the Company. The grantee holds all of the ownership rights to the stock from the date of grant, including the right to receive dividends thereon if paid, but may not transfer or assign the stock during a period of three years following the date of the grant. These shares are forfeited to the Company if the grantee is not employed by the Company (except for reasons of retirement, permanent disability or death) at the end of the period. Book units granted in conjunction with the Common Stock are paid in cash at the end of the forfeiture period in an amount equal to the net change in the book value per share of the Common Stock, as adjusted for stock dividends and splits from the date of grant to the end of the three-year forfeiture period. Mr. Kelley has declined grants of Restricted Stock Awards under the Plan since 1991. Restricted Stock Awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

          Alan B. Gilman was appointed as President on July 13, 1992, and he assumed the additional title of Chief Executive Officer on October 1, 1992. The total compensation paid to Mr. Gilman during fiscal 2000 was determined by the Board of Directors in accordance with the criteria described in the "Relationship of Compensation to Performance," "Stock Option Awards" and "Restricted Stock Awards" sections in this report. He received a base compensation of $417,460 in fiscal 2000, which reflects the Board's assessment of his performance and his broad involvement in the operations and growth of the Company. Mr. Gilman received no stock awards in fiscal 2000. Additional details of Mr. Gilman's total cash and stock compensation over the past three fiscal years are disclosed in the Summary Compensation Table.

          The foregoing report is hereby submitted by the members of the Executive Committee.

                               EXECUTIVE COMMITTEE

       E.W. Kelley   Alan B. Gilman   J. Fred Risk   James Williamson, Jr.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Mr. Kelley, Chairman of the Company, serves as Chairman of the Executive Committee but does not participate in deliberations or recommendations of that Committee as to his compensation. Mr. Gilman, President and Chief Executive Officer of the Company, is a member of the Executive Committee, but does not participate in deliberations or recommendations of that Committee as to his compensation. Mr. Williamson and Mr. Risk are members of the Executive Committee, but are not employees of the Company or any of its affiliates.

OTHER MATTERS

          Mr. Kelley was Chairman of Shakespearin, Inc., the managing member of a limited liability company, and Mr. Lanham was director of an unrelated corporation, each of which filed for protection under Chapter 11 of the federal bankruptcy laws between 1995 and 2000. The bankruptcy proceeding for the company identified with Mr. Kelley was later changed to a Chapter 7 proceeding and was discharged in 1996. The bankruptcy proceeding for the company identified with Mr. Lanham was discharged in 1995, but refiled in 1996. The company emerged from the Chapter 11 proceeding in January 1997 and was operating on a profitable basis when it was sold to an unrelated party in 1998.

COMPANY PERFORMANCE

          The graph below compares for each of the last five fiscal years the cumulative total return of the Company, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices. The Company is included among the companies comprising the SmallCap 600, a major market index. The S&P Restaurants Index is included in the graph in order to provide a more direct comparison of the Company's returns to those of other companies in the restaurant business. The cumulative total returns displayed below have assumed $100 invested on September 30, 1995 in the Company's Common Stock, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices, and reinvestment of dividends paid since September 30, 1995.


                                           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                                           ------------------------------------------------
                                              SPECIFIC PLOT POINTS OF PERFORMANCE GRAPH
                                                             (In dollars)

                                                              9/95    9/96        9/97       9/98       9/99       9/00
                                                              ----    ----        ----       ----       ----       ----
Consolidated Products, Inc.                      COP          100     115.50     156.80     177.09     122.89     110.91

Standard & Poors 500                             1500         100     120.34     169.01     184.30     235.54     266.83

Standard & Poors SmallCap 600                    1600         100     115.31     157.94     133.70     157.15     184.27

Standard & Poors Restaurants Index               IRET         100     119.26     121.42     151.72     209.15     155.47

* $100 invested on 9/30/95 in stock or index, including reinvestment of dividends. Assumes fiscal year ending September 30.

             2. APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

          The current name of the Company was intended to reflect the diversified nature of the Company's restaurant service offerings. Over the past decade, the Company tripled the number of Steak n Shake restaurants, while the Company's specialty restaurant operations were unprofitable and the number of specialty restaurants was gradually reduced. On September 18, 2000, the Company announced that it intended to change its corporate name to The Steak n Shake Company, and that the specialty restaurant operations, which were conducted by the Company's Consolidated Specialty Restaurants, Inc. subsidiary, would be discontinued.

          The Board of Directors has proposed to the shareholders that they approve an amendment to the Articles of Incorporation of the Company for the purpose of changing the corporate name and has submitted this matter to a vote at the Annual Meeting. The Board of Directors recommends the approval of the amendment. The change in name reflects and embodies the Company's decision to concentrate its energies on building the Steak n Shake brand.

VOTE REQUIRED

          Shareholder approval of the Amendment to the Company's Articles of Incorporation changing the name of the Company to The Steak n Shake Company will require the affirmative vote of the holders of a majority of the Company's Common Stock present or represented and voting at the 2001 Annual Meeting.

          THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY, AS DESCRIBED ABOVE.

                                3. OTHER MATTERS

          As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters should properly come before the meeting, the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                      PROXY

                           CONSOLIDATED PRODUCTS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 7, 2001

The undersigned appoints E.W. Kelley, J. Fred Risk and S. Sue Aramian and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of Consolidated Products, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held February 7, 2001, or at any adjournment thereof, as follows:

1.   ELECTION OF DIRECTORS:
     FOR all nominees listed below (except as marked to the contrary)        / /
     WITHHOLD AUTHORITY to vote for all nominees listed below                / /
     S. SUE ARAMIAN, E. W. KELLEY, ALAN B. GILMAN, STEPHEN GOLDSMITH, CHARLES E. LANHAM, J. FRED RISK, JOHN W. RYAN AND JAMES WILLIAMSON, JR.
     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION CHANGING THE NAME OF THE COMPANY TO THE STEAK N SHAKE COMPANY.

         / /   FOR               / /  AGAINST      / /   ABSTAIN

3. The proxies are authorized to vote, in their discretion, on matters which may properly come before the Annual Meeting to the extent set forth in the Proxy Statement.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Your vote is important. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please date, sign and mail this proxy. A return envelope is provided for this purpose.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                      _________________________________________

DATE:  ___________________________    _________________________________________
                                                           (Signatures)


Please date this proxy. If shares are held jointly, both joint owners should sign. If signing as attorney, executor, administrator, guardian or in any other capacity, please give your full title as such.